Ekso Bionics Reports First Quarter 2021 Results
RICHMOND, Calif., April 29, 2021 -- Ekso Bionics Holdings, Inc. (Nasdaq: EKSO) (the “Company”), an industry leader in exoskeleton technology for medical and industrial use, today reported financial results for the three months ended March 31, 2021.

Recent Highlights and Accomplishments
•Reported revenue of $1.9 million in the first quarter of 2021, an increase of 30% compared to the same period in 2020
•Achieved record gross margins of approximately 65% in the first quarter of 2021, compared to 43% in the same period of 2020
•Cash at March 31, 2021 was $49.5 million, compared to $12.9 million at December 31, 2020
•Received $40 million in gross proceeds from February 2021 public offering
•Booked new business with three of the top five inpatient rehabilitation operators
•Subscription model leading to larger scale validation in key medical and industrial verticals

“Our commercial strategy is gaining traction in our target markets as we are seeing a positive customer response for our subscription model and continued momentum with our network strategy,” said Jack Peurach, President and Chief Executive Officer of Ekso Bionics. “By reducing the sales cycle and customer capital barriers, our subscription model is helping our team facilitate an increased number of multi-unit orders with top network operators globally, and we are seeing this success translate to our industrial segment. Supported by our solid financial position, we remain focused on expanding customer awareness and engagement of our innovative solutions while maximizing our selling opportunities in both the medical and industrial segments.”

First Quarter 2021 Financial Results
Revenue was $1.9 million for the quarter ended March 31, 2021, compared to $1.5 million for the same period in 2020. Revenue in the first quarter of 2021 included approximately $1.7 million in EksoHealth revenue and approximately $0.2 million in EksoWorks sales. The Company booked a total of 16 EksoNR units in the first quarter of 2021, including 7 subscription units.
Gross profit for the quarter ended March 31, 2021 was $1.2 million, compared to $0.6 million in the same period in 2020, representing a record gross margin of approximately 65% in the first quarter of 2021, compared to a gross margin for the same period in 2020 of 43%. The overall increase in gross margin is primarily due to higher average selling prices on the Company’s EksoNR devices, an increased proportion of EksoHealth sales, lower production costs of EVO compared to the previous generation vest, and higher service margins.
Sales and marketing expenses for the quarter ended March 31, 2021 were $1.8 million, a decrease of $0.7 million, or approximately 29%, compared to the same period in 2020. The decrease was primarily due to lower employee compensation, selling, general marketing and trade show expenses.
Research and development expenses for the quarter ended March 31, 2021 were $0.6 million, compared to $0.7 million for the same period in 2020, a decrease of $0.1 million. The decrease was primarily due to lower employee compensation and product development activity expenses.
General and administrative expenses for the quarter ended March 31, 2021 were $2.0 million, compared to $2.2 million for the same period in 2020, a decrease of $0.2 million, or approximately 10%. The decrease was primarily due to lower employee compensation and outside legal expenses.

Gain on warrant liabilities for the quarter ended March 31, 2021 associated with the revaluation of warrants issued in 2019, 2020 and 2021 was de minimis, compared to a $2.5 million gain associated with the revaluation of warrants issued in 2015, 2019 and 2020 for the same period in 2020.
Net loss applicable to common stockholders for the quarter ended March 31, 2021 was $3.7 million, or $0.34 per basic and diluted share, compared to net loss of $2.5 million, or $0.44 per basic and diluted share, for the same period in 2020.
Cash on hand at March 31, 2021 was $49.5 million, compared to $12.9 million at December 31, 2020. For the quarter ended March 31, 2021, the Company used $2.0 million of cash in operations, compared to $1.7 million for the same period in 2020.

Conference Call
Management will host a conference call today beginning at 1:30 p.m. PT / 4:30 p.m. ET to discuss the Company’s financial results and recent business developments.
A live webcast of the event will be available in the “Investors” section of the Company’s website at www.eksobionics.com, or by clicking here. Investors interested in listening to the conference call may do so by dialing 877-407-3036 for domestic callers or 201-378-4919 for international callers.
A replay of the call will be available for two weeks by dialing 877-660-6853 for domestic callers or 201-612-7415 for international callers, using Conference ID: 13718303. The webcast will also be available on the Company’s website for one month following the completion of the call.

About Ekso Bionics®

Ekso Bionics® is a leading developer of exoskeleton solutions that amplify human potential by supporting or enhancing strength, endurance and mobility across medical and industrial applications. Founded in 2005, the Company continues to build upon its industry-leading expertise to design some of the most cutting-edge, innovative wearable robots available on the market. Ekso Bionics is the only exoskeleton company to offer technologies that range from helping those with paralysis to stand up and walk, to enhancing human capabilities on job sites across the globe. The Company is headquartered in the San Francisco Bay Area and is listed on the Nasdaq Capital Market under the symbol “EKSO.” For more information, visit: www.eksobionics.com or follow @EksoBionics on Twitter.

Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements. Forward-looking statements may include, without limitation, statements regarding (i) the plans and objectives of management for future operations, including plans or objectives relating to the design, development and commercialization of human exoskeletons, plans or strategy relating to the marketing and adoption and acceptance of the Company’s products and potential for adoption of the Company’s products by the market, and plans or strategy related managing the impact of the COVID-19 epidemic, (ii) estimates or projection of financial results, financial condition, capital expenditures, capital structure or other financial items, (iii) the Company's future financial performance, (iv) estimates or projections of sales and prospective customers, and (v) the assumptions underlying or relating to any statement described in points (i) through (iv) above. Such forward-looking statements are not meant to predict or guarantee actual results, performance, events or circumstances and may not be realized because they are based upon the Company's current projections, plans, objectives, beliefs, expectations, estimates and assumptions and are subject to a number of risks and uncertainties and other influences, many of which the Company has no control over. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. Factors that may influence or contribute to the inaccuracy of the forward-looking statements or cause actual results to differ materially from expected or desired results may include, without limitation, changes resulting from the Company’s finalization of its financial statements for and as of the three months ended March 31, 2021, information or new changes in facts or circumstances that may occur prior to the filing of the Company’s Quarterly Report on Form 10-Q for the three months ended March 31, 2021 that are required to be included in such report, the Company's inability to obtain adequate financing to fund the Company's operations and necessary to develop or enhance the Company’s technology, the significant length of time and resources associated with the development of the Company's products, the Company's failure to achieve broad market acceptance of the Company's products, the failure of the Company’s sales and marketing efforts or of partners to market the Company’s products effectively, adverse results in future clinical studies of the Company's medical device products, the failure of the Company to obtain or maintain patent protection for the Company's technology, the failure of the Company to obtain or maintain regulatory approval to market the Company's medical devices, lack of product diversification, existing or increased competition, disruptions in the Company’s supply chain due to the outbreak of the COVID-19 virus, and the Company's failure to implement the Company's business plans or strategies. These and other factors are identified and described in more detail in the Company's filings with the SEC. To learn more about Ekso Bionics please visit the Company’s website at www.eksobionics.com or refer to the Company’s Twitter page at @EksoBionics. The Company does not undertake to update these forward-looking statements.

Contact:
David Carey
212-867-1768
investors@eksobionics.com

Ekso Bionics Holdings, Inc.
Condensed Consolidated Balance Sheets
(In thousands, except par value)

	March 31,	March 31,
	2021	2020
Assets	(unaudited)
Current assets:
Cash	$49,539	$12,862
Accounts receivable, net	2,276	3,224
Inventories, net	2,154	1,978
Prepaid expenses and other current assets	636	356
Total current assets	54,605	18,420
Property and equipment, net	1,096	1,172
Right-of-use assets	568	685
Other assets	235	320
Total assets	$56,504	$20,597
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	1,652	1,501
Accrued liabilities	1,475	1,429
Deferred revenues, current	1,493	1,496
Notes payable, current	814	—
Lease liabilities, current	547	548
Total current liabilities	5,981	4,974
Deferred revenue	1,644	1,806
Notes payable, net	2,262	3,075
Lease liabilities	99	233
Warrant liabilities	5,501	6,037
Other non-current liabilities	42	38
Total liabilities	15,529	16,163
Stockholders' equity:
Common stock	13	8
Additional paid-in capital	244,117	204,376
Accumulated other comprehensive loss	(382)	(847)
Accumulated deficit	(202,773)	(199,103)
Total stockholders' equity	40,975	4,434
Total liabilities and stockholders' equity	$56,504	$20,597

Ekso Bionics Holdings, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three months ended March 31,
	2021	2020

Revenue	1,910	1,468
Cost of revenue	675	831
Gross profit	1,235	637

Operating expenses:
Sales and marketing	1,793	2,520
Research and development	603	711
General and administrative	1,978	2,187
Total operating expenses	4,374	5,418

Loss from operations	(3,139)	(4,781)

Other (expense) income, net:
Interest expense	(26)	(52)
Gain on revaluation of warrant liabilities	11	2,519
Other expense, net	(516)	(220)
Total other (expense) income, net	(531)	2,247
Net loss	$(3,670)	$(2,534)

Basic and diluted net loss per share	$(0.34)	$(0.44)

Weighted average number of shares of common stock outstanding, basic and diluted	10,752	5,803

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